Exhibit 12(b)

PURCHASE AGREEMENT

BlackRock ETF Trust II (the “Trust”), a statutory trust under the laws of the State of Delaware, and BlackRock Financial Management, Inc. (“BFM”), a Delaware corporation, hereby agree as follows:

1.    The Trust hereby offers BFM and BFM hereby purchases 4 shares of the Trust’s BlackRock Intermediate Muni Income Bond ETF (the “Shares”) for $25 per Share. The Trust hereby acknowledges receipt from BFM of funds in full payment for the foregoing Shares.

2.    BFM represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

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IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 1st day of March, 2021.

BLACKROCK ETF TRUST II, on behalf of BlackRock Intermediate Muni Income Bond ETF

By:	/s/ John Perlowski
	Name:	John Perlowski
	Title:	President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Trent Walker
	Name:	Trent Walker
	Title:	Managing Director

[Signature Page to INMU Purchase Agreement]